Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

LumiraDx Limited

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common shares, par value $0.0000028 per share (1)	Rule 457(c)	43,264,149 (2)	$3.86 (3)	$166,999,615.14	$0.0000927	$15,480.87

Fees Previously Paid	Debt	6.00% Convertible Senior Subordinated Notes due 2027 (the “6% notes”) (4)	Rule 457(o)	N/A	N/A	$29,500,000.00 (5)	$0.0000927	$2,734.65

Fees Previously Paid	Equity	Common shares, par value $0.0000028 per share, issuable upon conversion of the 6% notes (6)	Rule 457(i)	4,442,835 (6)	$—	$—	$0.0000927	$— (6)

	Total Offering Amounts					$196,499,615.14		$18,215.52

	Total Fees Previously Paid							$20,709.24

	Total Fee Offsets							—

	Net Fee Due							$0.00

(1)

Represents securities registered for resale by the selling securityholders named in this registration statement, including (i) 24,296,120 common shares of the registrant, par value $0.0000028 per share (“common shares”) issuable upon conversion of outstanding A ordinary shares, par value $0.0000028 per ordinary share, and (ii) 1,839,621 common shares issuable upon the exercise of outstanding warrants that were issued in connection with the registrant’s existing and historic senior debt arrangements. In the initial Form F-1 registration statement filed on May 2, 2022, the registrant registered 41,424,528 common shares for resale by the selling securityholders for a registration fee of $16,665.84. The number of common shares registered for resale by the selling securityholders is being increased in this filing to 43,264,149.

(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding common shares.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Unit is based on the average of the high ($3.95) and the low ($3.77) price of the registrant’s common shares as reported on the Nasdaq Global Market on May 20, 2022.

(4)

Represents the 6.00% convertible senior subordinated notes due 2027 (the “6% notes”) being registered for resale on this registration statement by the selling securityholders named in this registration statement.

(5)	The Maximum Aggregate Offering Price is based on the aggregate principal amount of the 6% notes held by the selling securityholders.

(6)

Represents the number of common shares that may be issued upon conversion of the 6% notes registered hereunder. As more fully described in this registration statement, the initial conversion rate is 108.4346 common shares per $1,000 principal amount of the 6% notes, which may be adjusted to up to 150.6046 common shares per $1,000 principal amount of the 6% notes in accordance with the terms of the indenture governing the 6% notes. The number of common shares being registered for resale by the selling securityholders represents a good faith estimate of the maximum number of common shares that may be issued upon conversion of the 6% notes held by the selling securityholders. The common shares issued upon conversion of the 6% notes are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act since no additional consideration will be received for the common shares issuable upon conversion of the 6% notes.